Jon Lei

Goleta, CA 93117

October 15, 2006

Roaming Messenger, Inc.
Attn: Board of Directors
50 Castilian Dr., Suite A
Goleta, CA 93117

RE: Resignation as Director and Chairman of Audit Committee

To the Board of Directors,

For personal reasons, I find it necessary to resign from the Company in my positions - President, Chief Executive Officer, Secretary, Chief Financial Officer, Chairman, and Director, effective October 15, 2006.

Sincerely,

       /s/ Jonathan Lei